Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On August 27, 2015, Greatbatch, Inc. (the “Parent”), Provenance Merger Sub Inc. (the “Merger Sub”) and Lake Region Medical Holdings, Inc. (“Lake Region”) entered into an Agreement and Plan of Merger, dated August 27, 2015 (the “Merger Agreement”) providing for the merger of Lake Region into the Merger Sub, with Lake Region continuing as the surviving corporation and a wholly owned direct subsidiary of the Greatbatch Ltd. (the “Issuer”). The aggregate merger consideration to be paid by us to the equityholders of Lake Region will consist of approximately $479 million in cash and approximately 5.1 million newly issued shares of Greatbatch, Inc. common stock and options to purchase shares of Greatbatch, Inc. common stock. In connection with the acquisition of Lake Region (the “Lake Region Acquisition”), we will pay off all of Lake Region’s outstanding debt, estimated at approximately $1,045 million.

On August 27, 2015, in connection with the signing of the Merger Agreement, the Issuer entered into a commitment letter (as amended and restated or otherwise modified from time to time, the “Commitment Letter”) with Manufacturers and Traders Trust Company, Credit Suisse Securities (USA) LLC, Credit Suisse AG, KeyBank National Association and KeyBanc Capital Markets Inc. The Commitment Letter provides for commitments, subject to customary and other conditions set forth therein, for a $300 million Term Loan A Facility (“TLA Facility”), which was subsequently increased by $75 million to $375 million on a non-committed basis, a $1.0 billion Term Loan B Facility (“TLB Facility”), which was subsequently increased by $25 million to $1,025 million on a non-committed basis, a $200 million revolving credit facility (the “Revolving Credit Facility” and, together with the TLA Facility and TLB Facility, the “Senior Secured Credit Facilities”), and up to a $400 million senior unsecured bridge facility (the “Bridge Facility”). We are offering $360 million of notes hereby (the “Private Offering”) in lieu of a portion or all of the drawings under the Bridge Facility, subject to market and other conditions. For purposes of preparing the pro forma financial statements, it was determined that adequate financing will be obtained under the Private Offering.

On July 30, 2015, we announced a proposed spin-off (the “Spin-off”) of QiG Group, LLC (“QiG Group”). Immediately prior to completion of the Spin-off, QiG Group will be converted into a corporation organized under the laws of Delaware and change its name to Nuvectra Corporation. The Spin-off is expected to be comprised of QiG Group and its subsidiaries Algostim, LLC (“Algostim”) and PelviStim LLC (“Pelvistim”), and Parent’s NeuroNexus Technologies, Inc. (“NeuroNexus”) subsidiary, the shares of which will be transferred to Nuvectra in connection with the Spin-off.

The unaudited pro forma condensed combined financial statements of Parent present the pro forma consolidated balance sheet and statement of operations of the combined company based upon the financial statements of Parent and Accellent Inc. (“Accellent”) after giving effect to the Lake Region Acquisition, the financing transactions, and the Spin-off on Parent’s consolidated financial statements. The historical consolidated financial information has been adjusted to give effect to pro forma events that are: directly attributable to the aforementioned transactions; factually supportable; and, with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the financial statements discussed below. Lake Region is the parent company of Accellent Holdings Corp. (“Accellent Holdings”), which in turn is the parent company of Accellent Acquisition Corp., which in turn is the parent company of Accellent. The consolidated financial statements of Accellent include the accounts of Lake Region, Accellent Holdings, and Accellent Acquisition Corp. and are collectively referred to in these pro forma statements as Lake Region.

For purposes of preparing the unaudited pro forma condensed combined balance sheet as of July 3, 2015, we have presented the following information:

•	The unaudited Greatbatch condensed consolidated balance sheet as of July 3, 2015

•	The unaudited Accellent condensed consolidated balance sheet as of July 4, 2015

For purposes of preparing the unaudited pro forma condensed combined statement of operations for the fiscal year ended January 2, 2015 we have presented the following information:

•	The Greatbatch consolidated statement of operations for the year ended January 2, 2015

•	The Accellent consolidated statement of operations for the year ended January 3, 2015

For purposes of preparing the unaudited pro forma condensed combined statement of operations for the six months ended July 3, 2015 we have presented the following information:

•	The unaudited Greatbatch condensed consolidated statement of operations for the six months ended July 3, 2015

•	The unaudited Accellent condensed consolidated statement of operations for the six months ended July 4, 2015

The unaudited pro forma condensed combined statements of operations for the twelve months ended July 3, 2015 were calculated as follows:

•	The Greatbatch consolidated statement of operations for the year ended January 2, 2015

•	The Accellent consolidated statement of operations for the year ended January 3, 2015 less

•	The unaudited Greatbatch condensed consolidated statement of operations for the six months ended July 4, 2014

•	The unaudited Accellent condensed consolidated statement of operations for the six months ended June 28, 2014 plus

•	The unaudited Greatbatch condensed consolidated statement of operations for the six months ended July 3, 2015

•	The unaudited Accellent condensed consolidated statement of operations for the six months ended July 4, 2015

The unaudited pro forma financial information is for informational purposes only. It does not purport to indicate the results that would have actually been attained had the Lake Region Acquisition or the Spin-off been completed on the assumed dates or for the periods presented, or which may be realized in the future. To produce the unaudited pro forma financial information, we allocated the estimated purchase price using its best estimates of fair value. These estimates are based on the most recently available public information. To the extent there are significant changes to the business of Lake Region the assumptions and estimates herein could change significantly. The allocation of the purchase price is dependent upon certain valuation and other studies that are not yet started. Accordingly, the pro forma purchase price adjustments are preliminary and subject to further adjustments as additional information becomes available, and as additional analysis is performed. There can be no assurances that the final valuation will not result in material changes to the purchase price allocation.

As a result of the Lake Region Acquisition, the combined company expects to achieve annual synergies at the operating profit level of $25 million in 2016 which is expected to increase to at least $60 million in 2018. Additionally, twelve Lake Region executives have existing employee agreements that entitle them to severance payments upon a change-in-control and termination of employment with good reason. We would be responsible for a maximum payout of $12.3 million if all twelve executives were to be severed following the Lake Region Acquisition. The unaudited pro forma financial information does not reflect these potential expenses and efficiencies.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

GREATBATCH, INC.

FOR THE TWELVE MONTHS ENDED

JULY 3, 2015

(in thousands, except per share data)	Greatbatch, Inc. Historical	Lake Region Adjusted Historical (Note 1)	Merger and Related Pro Forma Adjustments		Financing and Related Pro Forma Adjustments		Greatbatch, Inc. Pro Forma Combined	Nuvectra Pro Forma Adjustments		Greatbatch, Inc. Post Spin-off Pro Forma Combined
	A	B	C		D		E=A+B+C+D	F		E+F
Sales	$677,635	$805,687	$(4,765)	5a	$—		$1,478,557	$(4,816)	6c	$1,473,741
Cost of sales	451,954	608,122	(4,765)	5a	—		1,076,951	(2,941)	6c	1,074,010
			18,333	5b
			3,307	5c

Gross profit (loss)	225,681	197,565	(21,640)		—		401,606	(1,875)		399,731
Operating expenses:
Selling, general and administrative expenses	93,683	84,895	28,438	5b	—		207,393	(7,963)	6c	199,430
			377	5c
Research, development and engineering costs, net	49,129	10,324	19	5c	—		59,472	(15,539)	6c	43,933
Other operating expenses (income), net	26,855	29,878	(24,544)	5b	—		32,189	(1,091)	6c	31,098

Total operating expenses	169,667	125,097	4,290		—		299,054	(24,593)		274,461
Operating income (loss)	56,014	72,468	(25,930)		—		102,552	22,718		125,270
Interest expense	4,421	60,413	—		(4,421)	4b	98,115	—		98,115
					(60,413)	4c
					5,391	4d
					1,501	4e
					90,752	4f
					471	4g
Gain on cost and equity method investments	(4,130)	—	—		—		(4,130)	—		(4,130)
Loss on debt extinguishment	—	(1)	—		—		(1)	—		(1)
Other (income) expense, net	(2,418)	1,016	—		—		(1,402)	—		(1,402)

Income (loss) before provision (benefit) for income taxes	58,141	11,040	(25,930)		(33,281)		9,970	22,718		32,688
Provision (benefit) for income taxes	12,662	3,843	(8,402)	5e	(12,148)	4l	(4,045)	8,292	6d	4,247

Net income (loss)	$45,479	$7,197	$(17,528)		$(21,133)		$14,015	$14,426		$28,441

Earnings per share:
Basic	$1.81						$0.46			$0.94
Diluted	$1.74						$0.45			$0.91
Weighted average shares outstanding:
Basic	25,146		5,069	5f			30,215			30,215
Diluted	26,132		5,129	5f			31,261			31,261

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

GREATBATCH, INC.

FOR THE TWELVE MONTHS ENDED

JANUARY 2, 2015

(in thousands, except per share data)	Greatbatch, Inc. Historical	Lake Region Adjusted Historical (Note 1)	Merger and Related Pro Forma Adjustments		Financing and Related Pro Forma Adjustments		Greatbatch, Inc. Pro Forma Combined		Nuvectra Pro Forma Adjustments		Greatbatch, Inc. Post Spin-off Pro Forma Combined
	A	B	C		D		E=A+B+C+D		F		E+F
Sales	$687,787	$752,264	$(6,839)	5a	$—		$1,433,212		$(3,696)	6a	$1,429,516
Cost of sales	456,389	573,616	(6,839)	5a	—		1,058,689		(1,769)	6a	1,056,920
			18,333	5b
			2,548	5c
			14,642	5d

Gross profit (loss)	231,398	178,648	(35,523)		—		374,523		(1,927)		372,596
Operating expenses:
Selling, general and administrative expenses	90,602	82,676	28,438	5b	—		202,006		(6,704)	6a	195,302
			290	5c
Research, development and engineering costs, net	49,845	8,763	15	5c	—		58,623		(16,572)	6a	42,051
Other operating expenses (income), net	15,297	55,017	(25,039)	5b	—		45,275		(95)	6a	45,180

Total operating expenses	155,744	146,456	3,704		—		305,904		(23,371)		282,533
Operating income (loss)	75,654	32,192	(39,227)		—		68,619		21,444		90,063
Interest expense	4,252	63,096	—		(4,252)	4b	98,712		—		98,712
					(63,096)	4c
					5,391	4d
					1,509	4e
					91,341	4f
					471	4g
Gain on cost and equity method investments	(4,370)	—	—		—		(4,370)		—		(4,370)
Loss on debt extinguishment	—	53,421	—		—		53,421		—		53,421
Other (income) expense, net	(807)	887	—		—		80		—		80

Income (loss) before provision (benefit) for income taxes	76,579	(85,212)	(39,227)		(31,364)		(79,224)		21,444		(57,780)
Provision (benefit) for income taxes	21,121	(38,882)	(12,710)	5e	(11,448)	4l	(41,919)		7,827	6d	(34,092)

Net income (loss)	$55,458	$(46,330)	$(26,517)		$(19,916)		$(37,305)		$13,617		$(23,688)

Earnings (loss) per share:
Basic	$2.23						$(1.25)				$(0.79)
Diluted	$2.14						$(1.25)				$(0.79)
Weighted average shares outstanding:
Basic	24,825		5,069	5f			29,894	5f			29,894
Diluted	25,975		5,069	5f			29,894	5f			29,894

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

GREATBATCH, INC.

FOR THE SIX MONTHS ENDED

JULY 3, 2015

(in thousands, except per share data)	Greatbatch, Inc. Adjusted Historical (Note 1)	Lake Region Adjusted Historical (Note 1)	Merger and Related Pro Forma Adjustments		Financing and Related Pro Forma Adjustments		Greatbatch, Inc. Pro Forma Combined	Nuvectra Pro Forma Adjustments		Greatbatch, Inc. Post Spin-off Pro Forma Combined
	A	B	C		D		E=A+B+C+D	F		E+F
Sales	$336,210	$402,570	$(2,429)	5a	$—		$736,351	$(2,671)	6a	$733,680
Cost of sales	225,861	301,683	(2,429)	5a	—		535,774	(1,937)	6a	533,837
			9,167	5b
			1,492	5c

Gross profit (loss)	110,349	100,887	(10,659)		—		200,577	(734)		199,843
Operating expenses:
Selling, general and administrative expenses	46,713	42,437	14,219	5b	—		103,538	(4,276)	6a	99,262
			169	5c
Research, development and engineering costs, net	25,608	5,283	9	5c	—		30,900	(7,691)	6a	23,209
Other operating expenses (income), net	15,605	13,185	(11,072)	5b	—		17,718	(458)	6a	17,260

Total operating expenses	87,926	60,905	3,325		—		152,156	(12,425)		139,731
Operating income (loss)	22,423	39,982	(13,984)		—		48,421	11,691		60,112
Interest expense	2,326	29,664	—		(2,326)	4b	48,909	—		48,909
					(29,664)	4c
					2,696	4d
					749	4e
					45,228	4f
					236	4g
Gain on cost and equity method investments, net	(540)	—	—		—		(540)	—		(540)
Other (income) expense, net	(1,118)	310	—		—		(808)	—		(808)

Income (loss) before provision (benefit) for income taxes	21,755	10,008	(13,984)		(16,919)		860	11,691		12,551
Provision (benefit) for income taxes	4,464	1,543	(4,531)	5e	(6,175)	4l	(4,699)	4,267	6d	(432)

Net income (loss)	$17,291	$8,465	$(9,453)		$(10,744)		$5,559	$7,424		$12,983

Earnings per share:
Basic	$0.68						$0.18			$0.43
Diluted	$0.66						$0.18			$0.41
Weighted average shares outstanding:
Basic	25,369		5,069	5f			30,438			30,438
Diluted	26,264		5,129	5f			31,393			31,393

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

GREATBATCH, INC.

AS OF JULY 3, 2015

(in thousands)	Greatbatch, Inc. Adjusted Historical (Note 1)	Lake Region Adjusted Historical (Note 1)	Merger and Related Pro Forma Adjustments		Financing and Related Pro Forma Adjustments		Greatbatch, Inc. Pro Forma Combined	Nuvectra Pro Forma Adjustments		Greatbatch, Inc. Post Spin-off Pro Forma Combined
	A	B	C		D		E = A+B+C+D	F		E+F
Assets
Current assets:
Cash and cash equivalents	$72,338	$45,708	$(478,618)	3a	$532,938	4a	$86,938	$(1,674)	6a	$10,264
			(22,522)	3b	(177)	4b		(75,000)	6b
					(3,442)	4c
					(36,280)	4d
					(10,250)	4e
					(4,000)	4h
					(6,557)	4i
					(2,200)	4j
Accounts receivable, net of allowance	122,101	82,731	—		—		204,832	(501)	6a	204,331
Inventories	140,093	97,958	14,642	3d	—		252,693	—		252,693
Refundable income taxes	2,368	—	—		—		2,368	—		2,368
Deferred income taxes	6,227	4,407	—		—		10,634	—		10,634
Prepaid expenses and other current assets	12,279	8,552	—		—		20,831	(158)	6a	20,673

Total current assets	355,406	239,356	(486,498)		470,032		578,296	(77,333)		500,963
Property and equipment, net	152,713	184,304	22,996	3e	—		360,013	(4,447)	6a	355,566
Amortizing intangible assets, net	58,572	178,583	587,417	3f	—		824,572	(2,128)	6a	822,444
Indefinite-lived intangible assets	20,288	—	—		—		20,288	—		20,288
Goodwill	354,107	710,646	109,178	3c	—		1,173,931	(38,182)	6a	1,135,749
Deferred income taxes	2,654	—	—		—		2,654	—		2,654
Other assets	22,391	21,643	(19,680)	3g	36,280	4d	57,934	—		57,934
					(2,700)	4k

Total assets	$966,131	$1,334,532	$213,413		$503,612		$3,017,688	$(122,090)		$2,895,598

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$13,750	$8,350	$—		$6,900	4a	$28,898	$—		$28,898
					(102)	4e
Accounts payable	44,858	33,787	—		—		78,645	(565)	6a	78,080
Income taxes payable	1,761	—	—		—		1,761	—		1,761
Deferred income taxes	588	—	4,744	3i	—		5,332	—		5,332
Accrued expenses	37,670	56,123	—		(6,557)	4i	83,617	(980)	6a	82,637
					(177)	4b
					(3,442)	4c

Total current liabilities	98,627	98,260	4,744		(3,378)		198,253	(1,545)		196,708
Long-term debt	168,750	1,036,212	—		526,038	4a	1,720,852	—		1,720,852
					(10,148)	4e
Deferred income taxes	51,087	37,931	117,362	3i	—		206,380	—		206,380
Other long-term liabilities	6,065	9,431	(880)	3h	—		14,616	—		14,616

Total liabilities	$324,529	$1,181,834	$121,226		$512,512		$2,140,101	$(1,545)		$2,138,556

Stockholders’ Equity:
Preferred stock	—	—	—		—		—	—		—
Common stock	26	—	5	3k	—		31	—		31
Additional paid-in capital	380,293	718,430	(718,430)	3j	—		647,695	—		647,695
			267,402	3k
Treasury stock, at cost	(2,279)	—	—		—		(2,279)	—		(2,279)
Retained earnings (loss)	256,739	(502,906)	502,906	3j	(4,000)	4h	225,317	(157,914)	6a	104,772
			(22,522)	3b	(2,200)	4j		112,369	6a
					(2,700)	4k		(75,000)	6b
Accumulated other comprehensive income (loss)	6,823	(62,826)	62,826	3j	—		6,823	—		6,823

Total stockholders’ equity	641,602	152,698	92,187		(8,900)		877,587	(120,545)		757,042

Total liabilities and stockholders’ equity	$966,131	$1,334,532	$213,413		$503,612		$3,017,688	$(122,090)		$2,895,598

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Presentation

Our accompanying unaudited pro forma condensed combined financial information presents the pro forma consolidated balance sheet and statement of operations of the combined company based upon the financial statements of Greatbatch, Nuvectra, and Accellent after giving effect to the Lake Region Acquisition, the financing transactions, and the Spin-off on our consolidated financial statements.

The unaudited pro forma condensed combined statements of operations for the six months ended July 3, 2015, for the fiscal year ended January 2, 2015, and for the last twelve months ended July 3, 2015 combine our historical consolidated statements of operations of Greatbatch and the historical consolidated statements of operations of Accellent. These statements of operations also eliminate the combined results of Nuvectra, giving effect to the Lake Region Acquisition, the financing transactions, and the Spin-off as if they had been consummated on January 4, 2014, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet combines our historical condensed consolidated balance sheet of Greatbatch and the historical condensed consolidated balance sheet of Accellent and it eliminates the condensed combined balance sheet of Nuvectra as of July 3, 2015, giving effect to the Lake Region Acquisition, the financing transactions, and the Spin-off as if they had been consummated on July 3, 2015.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with our Company considered the acquirer of Lake Region. Under the acquisition method of accounting the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed with any excess allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair market value of the tangible and intangible assets acquired and liabilities assumed of Lake Region. In arriving at the estimated fair market values, we considered the appraisals of independent consultants which were based on a preliminary and limited review of assets and liabilities related to Lake Region which will be transferred. We expect to complete the purchase price allocation after considering the appraisal of Lake Region at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different than that reflected in the preliminary pro forma purchase price allocation presented herein, and this difference may be material.

The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the Lake Region Acquisition.

Certain reclassifications were made to the historical financial statements of Accellent to conform to our presentation, which includes the following:

Adjustments made to Accellent’s historical consolidated financial statements for the year ended January 3, 2015

•	A reclassification of $26.8 million, $3.1 million, $25.0 million from impairment of intangible assets and goodwill, restructuring, and amortization of intangible assets respectively, to other operating expenses.

Adjustments made to Accellent’s historical condensed consolidated financial statements as of or for the six months ended July 4, 2015

•	A reclassification of $1.9 million, $11.1 million and $0.2 million from restructuring, amortization of intangible assets and loss on disposal of assets, respectively, to other operating expenses.

•	A reclassification of $20.1 million, $3.4 million and $32.6 million from accrued payroll and benefits, accrued interest, and accrued expenses and other current liabilities, respectively, to accrued expenses.

The following reclassification was made to our historical financial statements to remain consistent across all periods presented:

Adjustments made to our historical condensed consolidated financial statements for the six months ended July 3, 2015

•	A reclassification of $0.54 million from other (income) expense, net to gain on cost and equity method investments.

2. Lake Region Purchase Price and Preliminary Purchase Price Allocation

Purchase price

Upon consummation of the proposed Lake Region Acquisition, Lake Region’s shareholders will receive approximately $478.6 million in cash consideration and approximately $267.4 million in shares of Greatbatch, Inc. common stock and we will repay all of Lake Region’s outstanding debt, which we estimate to be approximately $1,045 million.

(in thousands except for share and per share data)
Cash payment	$477,000
Cash consideration for exercise price of rollover stock options	1,618

Cash consideration to Lake Region shareholders	$478,618

Number of Greatbatch shares to be issued	5,100,000
Less: shares of rollover options(1)	(30,688)

Total number of Greatbatch shares to be issued to Lake Region shareholders	5,069,332
Multiplied by Greatbatch closing share price on October 8, 2015	$52.75

Stock consideration to Lake Region shareholders	$267,407

Total consideration to Lake Region shareholders	$746,025

(1)	As the exercise price of the options is included as part of cash consideration, the equivalent number of shares has been removed from stock consideration.

Preliminary purchase price allocation

The following is a summary of the preliminary purchase price allocation giving effect to the Lake Region Acquisition as if it had been consummated on July 3, 2015:

(in thousands)
Cash	$45,708
Property and equipment	207,300
Accounts receivable	82,731
Inventory	112,600
Other assets	14,922
Amortizing intangible assets	766,000
Goodwill	819,824

Total assets acquired	2,049,085

Long-term debt	1,036,212
Accounts payable, accrued expenses and other current liabilities	98,260
Deferred tax liability, including current portion	160,037
Other long-term liabilities	8,551

Total liabilities assumed	1,303,060

Net assets acquired, net of cash	$746,025

a.	The table below depicts a sensitivity analysis of the estimated purchase consideration and goodwill, assuming a 10% increase or decrease in the closing price of Greatbatch, Inc.’s shares of common stock used to determine the total estimated purchase consideration:

(in thousands, except share and per share data)

	Stock Consideration			Cash Consideration				Total
	Price of Greatbatch Ordinary Shares	Shares Exchanged	Total Stock Consideration	Replacement Option Shares	Cash Consideration Replacement Options	Other Cash Consideration	Total Cash Consideration	Total Purchase Price	Total Goodwill
As of 10/8/15	$52.75	5,069,332	$267,407	122,671	$1,618	$477,000	$478,618	$746,025	$819,824
Decrease of 10%	47.48	4,963,699	235,676	136,301	1,618	477,000	478,618	714,294	788,093
Increase of 10%	58.03	5,072,120	294,335	111,519	1,618	477,000	478,618	772,953	846,752

3. Merger and Related Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The following summarizes the pro forma adjustments in connection with the proposed Lake Region Acquisition to give effect to the transaction as if it had occurred on July 3, 2015 for purposes of the unaudited pro forma condensed combined balance sheet:

a.	Reflects the cash consideration for the proposed Lake Region Acquisition as shown within Note 2: Lake Region Purchase Price and Preliminary Purchase Price Allocation.

b.	Reflects the recognition of $22.5 million of transaction costs to be incurred by us. The $22.5 million is expected to be incurred through the consummation of the transaction. These fees are recorded against retained earnings solely for the purposes of this presentation. There is no continuing impact of these transaction costs on the combined results of operations and, as such, these fees are not included in the pro forma condensed combined statement of operations.

c.	Reflects the elimination of the historical goodwill amount and the recognition of goodwill related to the proposed acquisition. Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The estimated goodwill calculation is preliminary and is subject to change based upon final determination of the fair value of assets acquired and liabilities assumed and finalization of the purchase price. Goodwill is not amortized, but is assessed at least annually or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable based on management’s assessment.

d.	Represents the estimated adjustment to step-up inventory to fair value of $112.6 million. The estimated step-up in inventory is preliminary and is subject to change based upon final determination of the fair values of finished goods and work-in-process inventories. We will reflect the fair value of the inventory of Lake Region as the acquired inventory is sold, which for purposes of the unaudited pro forma condensed combined statement of operations is assumed to occur within the first two months after closing.

e.	Represents the estimated adjustment to step-up property and equipment to fair value of $207.3 million. The fair value of property and equipment acquired was valued primarily using a combination of the trended reproduction cost method and net book value. The fair value approximates the current cost of replacing an asset with another asset of equivalent economic utility adjusted further for obsolescence and physical depreciation. Additionally, 36% of the fair value of acquired property and equipment consists of property and equipment acquired by Lake Region in a transaction that was consummated on March 12, 2014. As these assets were recently recorded at fair value, it was determined that their current book value approximates fair value.

The estimated useful lives of the property, plant and equipment range from 3 to 20 years. A ten percent change in the fair value of the property and equipment assets would result in a change in depreciation expense of $3.1 million for the 12 months ended July 3, 2015, $2.9 million for the 12 months ended January 2, 2015, and $1.5 million for the 6 months ended July 3, 2015.

f.

Represents the estimated adjustment to record acquired identifiable intangible assets consisting of tradenames, technology, and customer relationships to fair value of $766.0 million. This adjustment is preliminary and is determined using the “income approach,” which is a valuation technique that calculates an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible asset valuations, from the perspective of a market participant, include the estimated net cash flows for each year (including net revenues, cost of sales, research and development costs, selling and marketing costs, and working capital), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream, attrition rates, royalty rates, and other factors. This estimate is preliminary and subject to change and could vary materially from the actual adjustment on the consummation date.

The estimated useful lives of the intangibles range from 5 to 21 years. A one year decrease in the useful lives of the definite-lived intangible assets would result in additional annual amortization expense of $3.7 million for the 12 months ended July 3, 2015 and January 2, 2015, and $1.9 million for the 6 months ended July 3, 2015.

g.	Represents the elimination of Lake Region’s historical deferred financing costs as the debt was revalued under acquisition accounting. Refer to adjustment 4(k) for the write-off of our historical deferred financing costs.

h.	Reflects the elimination of the historical deferred compensation liability, as all deferred compensation will be paid out upon consummation of the transaction.

i.	The adjustments to deferred taxes result in a net increase to long-term deferred tax liability of $117.4 million and an increase to short-term deferred tax liability of $4.7 million. These adjustments reflect the tax impact of opening balance sheet purchase accounting adjustments on the unaudited pro forma condensed combined balance sheet, and are computed by applying the statutory tax rates of the relevant jurisdictions to basis differences created by the pro forma adjustments. In addition, the historic Lake Region valuation allowance against certain federal deferred tax assets of $80.4 million was released and is reflected in the net long-term deferred tax liability amount above. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon the final determination of blended statutory tax rate post-acquisition, valuation allowance assessments, and management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed by jurisdiction.

j.	The adjustments relate to the elimination of Lake Region’s shareholders’ equity.

k.	This adjustment reflects the increase in Greatbatch, Inc. shares of common stock outstanding due to 5.072 million shares being issued to Lake Region shareholders as part of the transaction consideration.

4. Financing & Related Pro Forma Adjustments

The following summarizes the pro forma adjustments in connection with the financing for the proposed acquisition of Lake Region to give effect the transaction as if it had occurred on January 4, 2014 for purposes of the unaudited pro forma condensed combined statements of operations, and as if it had occurred on July 3, 2015 for purposes of the unaudited pro forma condensed combined balance sheet:

a.	On August 27, 2015, the Issuer entered into the Commitment Letter with Manufacturers and Traders Trust Company, Credit Suisse Securities (USA) LLC, Credit Suisse AG, KeyBank National Association and KeyBanc Capital Markets Inc. The Commitment Letter provides for commitments, subject to customary and other conditions set forth therein, for a $300 million TLA Facility, which was subsequently increased by $75 million to $375 million on a non-committed basis, a $1.0 billion TLB Facility, which was subsequently increased by $25 million to $1,025 million on a non-committed basis, a $200 million Revolving Credit Facility, and up to a $400 million Bridge Facility. We are offering $360 million of notes in the Private Offering in lieu of a portion or all of the drawings under the Bridge Facility, subject to market and other conditions. For purposes of preparing the pro forma financial statements, it was determined that adequate financing will be obtained under the Private Offering.

The proceeds of the TLA Facility and the TLB Facility will be used to refinance our existing debt and Lake Region debt of $182.5 million and $1.0 billion respectively. The revolving credit facility will be used for working capital requirements and it was determined that no amount would need to be drawn against the Revolving Credit Facility. The following is a reconciliation of the outstanding long-term debt amounts shown in the unaudited pro forma condensed combined balance sheet as of July 3, 2015:

(in millions)
TLA Facility	$375.0
TLB Facility	1,025.0
Private Offering	360.0
Original issue discount (Note 4e)	(10.3)

Total debt	1,749.7
Less: current portion	(28.9)

Total long-term debt	$1,720.8

b.	Reflects the elimination of our existing accrued interest and interest expense as outstanding debt will be refinanced in conjunction with this transaction.

c.	Reflects the elimination of existing Lake Region accrued interest and interest expense as outstanding debt will be refinanced in conjunction with this transaction.

d.	We will incur approximately $36.3 million of debt issuance costs, of which $28.0 million relate to the Senior Secured Credit Facilities and $8.3 million relate to the Private Offering. The costs consist of various fees paid to the initial purchasers for their services in arranging and structuring the financing. The fees will be deferred, recorded within the other assets line item, and amortized over the lives of the respective debt, which range from 5-8 years. The amortization of these fees is $5.4 million per year and $2.7 million per each six month period.

e.	The TLB Facility has an original issuance discount of $10.3. This discount will be amortized over the 7 year life of the debt based on the effective interest method. The amortization of the discount results in additional interest expense of $1.5 million per year and $0.75 million per the six month period.

f.	The pro forma adjustment to interest expense is approximately $91.3 million for the twelve months ended January 2, 2015, $90.8 million for the twelve months ended July 3, 2015, and $45.2 million for the six month period ended July 3, 2015. The weighted average interest rate for TLA Facility, TLB Facility and the amounts outstanding under the Private Offering for all periods presented was approximately 5.20%.

g.	Reflects unused commitment fees applied to the Revolving Credit Facility at an annual rate of 0.25% for unused capacity. The pro forma adjustment is approximately $0.47 million per year and $0.24 million for the six month period.

h.	Reflects the commitment fee applied to the available amount under the Bridge Facility. It was determined that the Bridge Facility would not need to be utilized, as adequate financing will be secured under the Private Offering. The fee will be expensed in full as incurred.

i.	Reflects the cash settlement of interest rate swap derivatives used to hedge Lake Region debt. As all Lake Region debt will be refinanced in conjunction with this transaction, all related derivatives will be terminated.

j.	Reflects the prepayment penalty fees associated with refinancing Lake Region debt.

k.	Represents the elimination of our historical deferred financing costs as the debt will be refinanced in conjunction with the acquisition resulting in the write-off of the recorded deferred financing costs.

l.

Reflects tax expense computed by applying the statutory tax rates of the relevant jurisdictions to the respective pro forma adjustments presented in the unaudited pro forma condensed combined statements of operations. These rates do not reflect our effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors.

The fees that we will pay and the level of net debt expected to be incurred could vary significantly from what is assumed in these unaudited condensed combined pro forma financial statements. Variances could arise from multiple factors including: other acquisitions we may pursue, the amount of cash on hand at the time of the closing of the Lake Region Acquisition and subsequent to the Spin-off, the actual mix of permanent debt/equity financing, the actual fixed/floating mix of permanent debt and our credit rating. Accordingly, the estimated debt and interest expense reflected in these unaudited pro forma condensed combined financial statements may change and the change could be significant. A 0.125 percent change in the interest rate could result in an increase or decrease in the pro forma interest expense of approximately $2.2 million for a full year period.

5. Merger and Related Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

The following summarizes the pro forma adjustments in connection with the Lake Region Acquisition to give effect to the transaction as if it had occurred on January 4, 2014 for purposes of the unaudited pro forma condensed combined statements of operations:

a.	Reflects the elimination of our sales and related cost of sales to Lake Region.

b.	Represents an increase in amortization expense associated with fair value adjustments to the carrying value of intangible assets. The increase in amortization expense related to the tradename and customer relationship intangible assets is recorded within the selling, general, and administrative expenses line item. The increase in amortization expense associated with the technology intangible asset was recorded within the cost of sales line item. For purposes of the unaudited pro forma condensed combined statements of operations, amortization expense was assumed to be on a straight-line basis, which may be different than what is actually recorded. Amortization expense is recorded as follows:

(in thousands)			Amortization Expense
	Fair Value	Useful Life	12 Months Ended 7/3/2015	12 Months Ended 1/2/2015	6 Months Ended 7/3/2015
Tradename	$16,000	5	$3,200	$3,200	$1,600
Customer Relationships	530,000	21	25,238	25,238	12,619
Technology	220,000	12	18,333	18,333	9,167

	$766,000		$46,771	$46,771	$23,386

Lake Region historical amortization expense			$24,544	$25,039	$11,072

c.	Represents an increase in depreciation expense associated with fair value adjustments to the carrying value of property and equipment. The increase in depreciation expense is split between the selling, general, and administrative expenses, the cost of sales, and research, development and engineering costs, net line items based upon historical Lake Region depreciation expense. The increase in depreciation expense is recorded as follows:

(in thousands)		Depreciation Expense
	Fair Value	12 Months Ended 7/3/2015	12 Months Ended 1/2/2015	6 Months Ended 7/3/2015
Property & Equipment	$207,300	$30,916	$28,617	$15,058

Lake Region historical depreciation expense		$27,213	$25,764	$13,388

Increase in depreciation expense:
Cost of sales		3,307	2,548	1,492
Selling, general, and administrative expenses		377	290	169
Research, development and engineering costs, net		19	15	9

		$3,703	$2,853	$1,670

d.	Represents an adjustment to cost of goods sold for the amortization expense associated with fair value adjustments to the carrying value of inventory. We will amortize the fair value of the inventory of Lake Region as the acquired inventory is sold, which for purposes of the unaudited pro forma condensed combined statement of operations is assumed to occur within the first three months after closing.

e.	Reflects tax expense computed by applying the statutory tax rates of the relevant jurisdictions to the respective pro forma adjustments presented in the unaudited pro forma condensed combined statements of operations. These rates do not reflect our effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors.

f.	Represents the adjustment to weighted average shares outstanding to account for the Greatbatch, Inc. shares of common stock issued to Lake Region stockholders as part of the Merger consideration. Additionally, in order to reflect the dilutive effect of Greatbatch, Inc.’s replacement options issued to Lake Region stockholders, 60,000 shares were added to diluted weighted average shares outstanding for the twelve month period ended July 3, 2015 and the six month period ended July 3, 2015. For purposes of the unaudited pro forma condensed combined statement of operations for the twelve months ended January 2, 2015, the dilutive impacts of share based awards and equity warrants have been excluded from the calculation of the pro forma diluted loss per share, as the effect of including them would have been anti-dilutive.

6. Nuvectra Pro Forma Adjustments

The following summarizes the pro forma adjustments in connection with the announced Spin-Off of Nuvectra to give effect to the disposition as if it had occurred on January 4, 2014 for purposes of the unaudited pro forma condensed combined statements of operations and as of July 3, 2015 for purposes of the unaudited pro forma condensed combined balance sheet.

a.

Reflects the elimination of historical financial information for Nuvectra. The historical financial information for Nuvectra have been “carved-out” of our consolidated financial statements and reflect assumptions and allocations made by us. These combined financial statements include the assets and liabilities that have historically been held at Greatbatch but which were specifically identifiable or attributable to Nuvectra or were transferred to Nuvectra in connection with the Spin-Off. All intercompany transactions and accounts within Nuvectra have been eliminated. All transactions between Nuvectra and Greatbatch are considered to be effectively settled in the combined financial statements at the time the transaction is recorded. In addition, certain expenses reflected in Nuvectra’s historical financial information are an allocation of corporate expenses from us including executive oversight, finance, legal, human resources, tax, information technology, product development, corporate procurement, and facilities. The actual costs that may have been incurred if Nuvectra had been a stand-alone company would be dependent on a number of factors including the chosen organizational structure and strategic decisions. As such, the Nuvectra combined financial statements do not necessarily reflect what Nuvectra’s financial condition and results of operations would have been had Nuvectra operated as a stand-alone company during the periods or at the date presented. As this information is not readily determinable, nor factually supportable, no pro forma adjustments have been made to adjust Nuvectra’s historic financial information to reflect costs that may have been incurred if Nuvectra had been a stand-alone company.

b.	Represents the cash capital contribution of $75 million to Nuvectra to be made by us immediately prior to completion of the Spin-off. The amount of this capital contribution is a preliminary estimate and is subject to our board of directors’ approval of the Spin-off.

c.	Reflects the elimination of historical financial information for Nuvectra. The historical financial information for the twelve month period ended July 3, 2015 was calculated by taking the Nuvectra combined statement of operations for the year ended January 2, 2015 less the unaudited Nuvectra condensed combined statement of operations for the six months ended July 4, 2014 plus the unaudited Nuvectra condensed combined statement of operations for the six months ended July 3, 2015.

d.	Reflects tax expense computed by applying the statutory tax rates of the relevant jurisdictions to the respective pro forma adjustments presented in the unaudited pro forma condensed combined statements of operations. These rates do not reflect our effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors.